Exhibit 10.2

                                                           November 17, 1997


Mr. Robert Frommer

Dear Bob:

          This letter agreement sets forth the understanding between us with respect to our engagement of you as a consultant to us. You agree to act as our consultant upon the following terms and conditions:

          1. You will use your best reasonable efforts to locate appropriate joint venture partners for us in connection with the development and operation of manufacturers outlet shopping centers in Japan. Your initial efforts shall include, but not be limited to, targeting potential joint venture partners, locating property and negotiating and structuring joint venture agreements. Our goal is to have significant economic interests in multiple manufacturers outlet centers in Japan. In addition, in coordination with Barry M. Ginsburg and Leslie
T. Chao (or with such other persons as directed by either of them) you will identify, and negotiate agreements relating to, new sites to be acquired or developed by us in Hawaii.

          2. In performing your consulting services, you shall coordinate your efforts with Barry M. Ginsburg and Leslie T. Chao or with such other persons as directed by either of them. Once a joint venture has been organized, you will be responsible for establishing and maintaining ongoing relations with, and directing, the joint venture partners and the financial institutions providing financing to the joint venture. In performing your services hereunder, you shall make up to ten trips per year to Japan as we determine are needed. You shall contact appropriate political and financial entities and seek out potential locations. You shall report regularly to us with respect to your visits and activities, including advising us of local issues and opportunities.

          3. Notwithstanding anything to the contrary contained in this agreement, we shall retain the full discretion with respect to any joint venture and we may accept or reject, with or without reason, any joint venture partner or project proposed by you. We shall not be obligated to provide any funds to any joint venture.

          4. This agreement shall commence on August 1, 1997 and terminate on December 31, 1999, but shall be automatically extended to December 31, 2001, unless written notice of termination effective December 31, 1999 is given by either you to us or by us to you on or prior to June 30, 1999. This agreement shall also terminate in the event of your disability which prevents you from performing your services under this agreement or upon your death. In addition, we may terminate this agreement at any time for cause. Upon any termination of this agreement, you shall furnish to us a list of projects for which a joint venture partner and/or site have been identified for the purpose of complying with our obligations to you in paragraph 6. As used herein, cause shall mean any of the following actions by you:

            (a) failure to comply with any of the material terms of this agreement, which shall not be cured within 30 days after written notice from us;

            (b) engagement in gross misconduct injurious to us;

            (c) intentional misappropriation of our property to your own use;

            (d) the commission by you of an act of fraud or embezzlement;

            (e) your conviction for a felony;

            (f) your engaging in any activity that is prohibited pursuant to paragraphs 7 or 8 of this agreement.

          5. For your services, we shall pay you the amount of $10,000 per month, payable on the first business day of each month. We shall also reimburse you, on presentation of appropriate supporting evidence, for all travel between Hawaii and Japan and reasonable and necessary entertainment and other expenses incurred by you in performing your activities under this agreement in Japan. We will also reimburse for travel and meal expenses incurred by you in performing your activities under this agreement in Hawaii; provided, however, that such expenses relating to Hawaiian assignments shall be applied to, and reduce, the monthly $10,000 consulting fee; provided, further, however, from to time there may be expenses incurred with respect to a Hawaiian assignment that will be reimbursed by us and not deducted from the monthly fee, but only at our sole discretion and with our prior approval. In connection with travel to Japan, we shall reimburse you for business class travel, unless there is no business class on such flights, in which event we shall reimburse you for first class travel. Reimbursement for hotels shall not exceed 30,000 Yen per night, exclusive of service and taxes. If pursuant to paragraph 4, we elect to terminate this agreement effective December 31, 1999, then on January 1, 2000 we shall pay to you the additional amount of $40,000.

          6. If at any time during the term of this agreement or within four years after the termination of this agreement (except if we terminate this agreement for cause), with respect to any projects you worked on or developed for us either in Japan or Hawaii, we shall pay to you, within 30 days after the opening of any such project or the later phases of any such project, a fee equal to one percent (1%) of the originally budgeted per square foot total hard and soft development costs of such project or later phases including capitalized value attributable to land (whether purchased, leased or otherwise such as a participation in cash flow) multiplied by the gross leasable area ("GLA") contained in that project or later phases, for all GLA of space at such project or later phases actually constructed and opened within four years after termination of this agreement; provided, however, that we shall only pay you pursuant to this paragraph 6 up to a maximum cumulative amount of five hundred thousand dollars ($500,000) per project (including all subsequent phases of any project). The terms "worked on" or "developed" as used in the preceding sentence shall include any project for which a site has been targeted by Chelsea for active pursuit, a joint venture agreement has been executed or under active negotiation or at which construction has commenced. Furthermore, for a period of four years after termination (except for cause) a one percent (1%) fee will also be paid on any project (committed to by Chelsea) but not listed pursuant to paragraph 4, in which a joint venture partner from the aforementioned list participates.

          7. Subject to written approval by us, which approval shall not be unreasonably withheld, conditioned or delayed, during the term of this agreement and for a period of three years after termination or expiration of this agreement, regardless of the reason for such termination, you shall not anywhere in the world directly or indirectly (a) become engaged in the manufacturers outlet center business or (b) become employed by, act as a consultant to, or otherwise render any services to, any person, corporation, partnership or other entity which is engaged in the manufacturers outlet center business. For purposes of this agreement (x) a company shall be considered engaged in the manufacturers outlet center business if 10% or more of its assets or revenues are derived from such business and (y) the Mills Company shall be deemed to be engaged in the manufacturers outlet center business. You shall be deemed to be directly or indirectly engaged in a business if you participate therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever, except for ownership of stock in publicly traded companies and/or interests in mutual funds. You agree that we shall be entitled to injunctive relief, in addition to all remedies permitted by law, to enforce the provisions of paragraphs 7 and 8 hereof. In the event any of the above territorial or time limits are found to be unreasonable, you agree to their reduction to such an area or period as a court may determine to be reasonable.

          8. Except as otherwise required by law, you shall not at any time during this agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined). Any records of Confidential Information prepared by you or which come into your possession during this agreement are and remain our property and upon termination of this agreement, all such records and copies thereof shall be either left with or returned to us. The term "Confidential Information" shall mean information disclosed to you or known, learned, created or observed by you as a consequence of or through your consulting for us, not generally known in the relevant trade or industry, about our business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, copy, leasing, other printed matter, artwork, photographs, reproductions, layout, finances, accounting, methods, processes, business plans, contractors, sites, development plans, joint venture issues, tenant information, lessee and supplier lists and records, potential lessee and supplier lists, and contractor, lessee or supplier billing.

          9. Notwithstanding the preceding provisions of this agreement, we understand and agree that your primary client is Pacific Gas and Electric Company and its subsidiaries, affiliates and successors from time to time ("PG&E") and nothing contained in this agreement will preempt your time and responsibilities in carrying out your commitments to your primary client. If any conflict should arise relative to your time availability between us and PG&E, we agree that PG&E shall take priority and such use will not be deemed to be a default under this agreement or grounds for termination of this agreement for cause; provided, however, if as a result thereof we notify you in writing that in our reasonable determination you are unable to perform your responsibilities under this agreement, then we shall have the right to terminate this agreement not less than 30 days after such notification unless you can demonstrate to us during such 30 day period your ability to perform under this agreement.

          10. This agreement shall be binding upon and inure to the benefit of our successors (whether by merger or otherwise, including joint ventures) and assigns, and upon your heirs, executors, administrators and legal representatives. This agreement shall not be assignable by you, nor shall it be assignable by us, without your prior written consent.

          11. This agreement is to be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

          If the foregoing correctly sets forth the understanding between you and us concerning the subject matter, please sign and return the enclosed copy of this letter, whereupon this shall be a binding agreement between us.

                                Very truly yours,

                                Chelsea GCA Realty Partnership, L.P.

                                By: Chelsea GCA Realty, Inc.,
                                    General Partner

                                By:___________________________

Agreed to:


-----------------------
Robert Frommer